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                                                                   Exhibit 23.2

                      Consent of Independent Accountants

The Board of Directors
OTG Software, Inc.:

We consent to the use of our report dated January 28, 2002, except for Note 21, which is as of February 20, 2002, with respect to the consolidated balance sheets of OTG Software, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows for each of the years in the three year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in this prospectus.

                                          /S/  KPMG LLP
                                          ---------------------
                                          KPMG LLP

McLean, VA
March 15, 2002